Exhibit 10.39

THE STATE CORPORATION COMMISSION

OF THE STATE OF KANSAS

Before Commissioners:	John Wine, Chair
Cynthia L. Claus
Brian J. Moline

In the Matter of the Investigation of Actions	)
of Western Resources, Inc. to Separate its	)	Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business	)
from its Unregulated Businesses.	)

No. 62

ORDER APPROVING LIMITED STIPULATION

AND AGREEMENT

For the reasons discussed below, the Commission finds that it has jurisdiction over the Limited Stipulation and Agreement filed February 11, 2003, and that Westar Energy, Inc. (Westar Energy) is authorized to repurchase the Westar Energy stock presently held by Protection One, Inc., as more fully explained below.

1.             On February 14, 2003, the Commission conducted a hearing on the Limited Stipulation and Agreement submitted by Commission Staff (Staff), Kansas Industrial Consumers (KIC), Citizens’ Utility Ratepayer Board (CURB), MBIA Insurance Corporation (MBIA), Westar Energy and its affiliates Protection One, Inc. (Protection One) and Westar Industries, Inc. (Westar Industries).  The following appearances were entered:  Ms. Susan B. Cunningham, General Counsel, and Ms. Anne Bos, Assistant General Cousnel, on behalf of Staff and the public generally; Messrs. Martin J. Bregman, Executive Director, Law, Westar Energy, Inc., and Larry M. Cowger, Director, Law, on behalf of Westar Energy, Inc.; Ms. Teresa James, Messrs. Eric Griffen and Mitchell Hertz on behalf of Protection One; Mr. David Springe and Ms. Niki Christopher, Consumer Counsel, on behalf of CURB; and Mr. James P. Zakoura of behalf of KIC; and Mr. Carl Zobrist on behalf of MBIA.

2.             The signatory parties of the Limited Stipulation and Agreement seek waiver of the Commission’s interim restrictions set forth in paragraph 113 of Order 51.  Specifically, the signatory parties request permission to allow Westar Energy to repurchase Westar Energy stock presently held by Protection One.  Limited Stipulation and Agreement at ¶ 13.  The Limited Stipulation and Agreement states that the sole purpose of the agreement is to allow Westar Energy to make cash available for Protection One, contending that the cash transfer will allow settlement negotiations to continue among the parties.  The signatory parties also contend that the repurchase of the Westar Energy stock by Westar Energy from Protection One is better than a simple transfer of funds from Westar Energy to Protection One.  Id. at ¶ 14.

3.             Under the Limited Stipulation and Agreement, Westar Energy will repurchase all of Westar Energy common and preferred stock presently held by Protection One for approximately $11.6 million.  The purchase price was based upon the closing price for a share of Westar Energy common stock as of February 13, 2003, and based upon the most recent sales prices for shares of each class of Westar Energy preferred stock.  Protection One previously purchased the Westar Energy stock during 2002 for approximately $13 - 14 million through capital provided by Westar Energy.

4.             Protection One states that it will use the proceeds from the transaction to make an interest payment of approximately $7 million, due February 18, 2003, on publicly-held debt of which Westar Industries holds approximately 10 percent of the total debt.  Protection One states that through recent measures taken within the company to curtail expenditures, it has sufficient cash to meet the interest obligation.  However, Protection One asserts that the measures taken by Protection One have resulted in other areas of its business being short.  Protection One maintains that the infusion of cash is still needed for the company to proceed with its business plan to sell the company.  Westar Energy also states that it has sufficient cash on hand to make the purchase and that the purchase will not affect the execution of its Financial Plan to reduce its excessive debt level.

5.             Westar Energy, and its wholly-owned subsidiary, Kansas Gas and Electric Company (KG&E), doing business as Westar Energy, are certified electric public utilities that provide retail electric service in the state of Kansas.  As public utilities, the Commission has comprehensive regulatory authority to establish rules governing affiliate relations and accounting practices between and among the public utility and nonutility businesses.  K.S.A. 66-101 et seq.

6.             The Commission previously entered Orders 51 and 55 imposing interim standstill protections to prevent interaffiliate accounting practices and relations that are harmful to WEstar Energy’s public utility operations.  Further, the interim standstill protections were ordered to protect ratepayers from the risks of Westar Energy’s nonutility business ventures conducted within the corporate family controlled by Westar Energy and to prohibit the unjust enrichment of Westar Energy’s unregulated businesses at the expense of Westar Energy’s utility operations and ratepayers.

7.             Those restrictions prohibit Westar Energy from making an investment/purchase, as contemplated by the Limited Stipulation and Agreement.  However, the waiver of those restrictions, in this particular instant, is reasonable and in the public interest because it results in Westar Energy acquiring an asset and results in Westar Energy making progress towards unwinding the affiliate relationship with Protection One.  Accordingly, the Commission grants the limited waiver to the interim standstill protections of Orders 51, as contemplated by the Limited Stipulation and Agreement.

IT IS, THEREFORE, BY THE COMMISSION ORDERED THAT:

A.            Westar Energy is authorized to repurchase Westar Energy stock from Protection One according to the terms of the Limited Stipulation and Agreement.

B.            This Order is effective upon service by facsimile transmission.

C.            Any party may file a petition for reconsideration of this Order within fifteen days of the date this order is served.  If this Order is served by mail, service is complete upon mailing, and three days may be added to the above time frame.

D.            The Commission retains jurisdiction over the subject matter of this investigation and the parties for the purpose of entering such further order or orders as it may deem necessary and proper.

BY THE COMMISSION IT IS SO ORDERED.

Wine, Chr.; Claus, Comm.; Moline, Comm.	ORDER MAILED

Dated: February 14, 2003	FEB 14, 2003

/S/ Susan K. Duffy
Susan K. Duffy
Executive Director